Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (this “Agreement”), dated as of January 31, 2024, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), CANOO INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Pre-Paid Advance Agreement (as defined below).

BACKGROUND

(A)	On July 20, 2022, the parties entered into that Pre-Paid Advance Agreement (the “Pre-Paid Advance Agreement”) pursuant to which the Company may, provided that the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 are then satisfied, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written Request.

(B)	On November 9, 2022, the parties entered into a Supplemental Agreement (the “First Supplemental Agreement”) pursuant to which the Investor agreed to advance $21,300,00 (the “Third Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(C)	On December 31, 2022, the parties entered into a Second Supplemental Agreement (the “Second Supplemental Agreement”) pursuant to which the Investor agreed to advance $34,045,500, with an option to increase such advance by up to an additional $8,514,500 (collectively, the “Fourth Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(D)	On January 24, 2023 the Company obtained consent of the shareholders of the Company (i) for the issuance of all shares of its Common Stock that could be issued pursuant to the Pre-Paid Advance Agreement pursuant to Nasdaq Listing Rule 5636(d), and (ii) to amend the Pre-Paid Advance Agreement to provide a Floor Price of $0.50 per share (such consents, the “First Shareholder Approval”). Upon such First Shareholder Approval, the Company implemented a reduction to the Floor Price to $0.50 per share.

(E)	On September 11, 2023, the parties entered into a Third Supplemental Agreement (the “Third Supplemental Agreement”) pursuant to which the Investor agreed to advance $12,500,000 (the “Fifth Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(F)	On October 5, 2023, the Company obtained consent of the shareholders of the Company to amend the Pre-Paid Advance Agreement to provide a Floor Price of $0.10 per share (such consent, the “Second Shareholder Approval”). Upon such Second Shareholder Approval, the Company implemented a reduction to the Floor Price to $0.10 per share.

(G)	On November 21, 2023, the parties entered into a Fourth Supplemental Agreement (the “Fourth Supplemental Agreement”) pursuant to which the Investor agreed to advance $21,276,600 (the “Sixth Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(H)	On December 20, 2023, the parties entered into a Fifth Supplemental Agreement (the “Fifth Supplemental Agreement”) pursuant to which the Investor agreed to advance $15,957,447 (the “Seventh Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(I)	On January 11, 2024, the parties entered into a Sixth Supplemental Agreement (the “Sixth Supplemental Agreement”) pursuant to which the Investor agreed to advance $17,500,000 (the “Eighth Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(J)	Pursuant to this Agreement, the parties desire to supplement the terms and conditions of the Pre-Paid Advance Agreement in respect of a Request for a Pre-Paid Advance in the amount of $20,000,000 (the “Ninth Request”) to be provided by the Company to the Investor concurrently with the execution of this Agreement. This Agreement shall govern the Ninth Pre-Paid Advance (as defined below).

(K)	As of the date hereof, except for the principal outstanding balance of $12,000,000 pursuant to the Sixth Pre-Paid Advance and the full outstanding balances of the Seventh Pre-Paid Advance and the Eighth Pre-Paid Advance, none of the prior Pre-Paid Advances remain outstanding.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.	Ninth Pre-Paid Advance Amount

1.1.       The Company has requested, and the Investor has agreed to fund, a ninth Pre-Paid Advance in the amount of $20,000,000 (the “Ninth Pre-Paid Advance”). The Ninth Pre-Paid Advance shall be governed by the terms and conditions of the Pre-Paid Advance Agreement, except as set forth in this Agreement. Solely with respect to the Ninth Pre-Paid Advance, the parties hereby agree as follows:

(a)	The Pre-Advance Date in respect to the Ninth Pre-Paid Advance shall be January 31, 2024.

(b)	The Purchase Price shall mean the lower of (a) $0.1805 per share (the “Fixed Price”), or (b) 95% of the lowest daily VWAP during five Trading Days immediately preceding each Purchase Notice Date, but not lower than the Floor Price.

(c)	Section 3.01(h) of the Pre-Paid Advance Agreement shall not apply in respect of the Ninth Pre-Paid Advance.

(d)	The Company hereby agrees to pay the Investor a commitment fee of $1,000,000, which amount shall be deducted by the Investor from the proceeds of the Ninth Pre-Paid Advance.

1.2	Conditions Precedent.

(a)           Solely with respect to the Ninth Request, the Investor hereby waives the application of the conditions precedent set forth Section 2.02(k).

1.3	Additional Agreements.

(a)           For the avoidance of doubt, any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) this Agreement, (ii) the First Supplemental Agreement, (iii) the Second Supplemental Agreement, (iv) the Third Supplemental Agreement, (v) the Fourth Supplemental Agreement, (vi) the Fifth Supplemental Agreement, (vii) the Sixth Supplemental Agreement or (viii) any other agreement between the parties hereof shall be an Event of Default under the Pre-Paid Advance Agreement.

2.	Representations, Warranties and Covenants.

2.1       Representations and Warranties. Each party represents and warrants to the other as of the date of this Agreement that:

(a)	it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)	it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the it, its Board of Directors or managers or members in connection therewith; and

(c)	the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

2.2       The Company represents and warrants that as of January 30, 2024, the authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock, of which 1,034,222,953 are issued and outstanding.

2.3          Cleansing Disclosures. As soon as possible (and prior to the open of business on February 1, 2024) the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement disclosing all information relating to the transaction contemplated hereby required to be disclosed therein, disclosing all information relating to the closing of the Ninth Pre-Paid Advance required to be disclosed therein (collectively, the “Cleansing Disclosure”). From and after the issuance of the Cleansing Disclosure, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company in connection with the transactions contemplated by this Agreement and the Pre-Paid Advance Agreement. The Company promptly shall prepare and file with the SEC a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act and an updated Plan of Distribution, necessary to register the transactions contemplated herein, including, without limitation, all shares of Common Stock issuable pursuant to the Ninth Pre-Paid Advance, and any other filings, reports, supplements, or amendments that may be required to keep the Registration Statement and related Prospectus Supplements used in connection with such Registration Statement updated and effective, including, without limitation, the continued use of the Prospectus in connection with the Ninth Pre-Paid Advance.

2.4       The Company shall at all times reserve 110,000,000 shares of Common Stock for issuance to the Investor in connection with the Ninth Pre-Paid Advance. Upon the repayment in full of the outstanding balance under the Sixth Pre-Paid Advance, the Seventh Pre-Paid Advance, or the Eighth Pre-Paid Advance, any shares of Common Stock that remain reserved in connection with such Pre-Paid Advance shall be transferred to the reserve for the Ninth Pre-Paid Advance.

2.5       The Company represents and warrants that the issuance of Common Shares to the Investor under the Pre-Paid Advance Agreement in respect of the Ninth Pre-Paid Advance are not subject to the Exchange Cap as a result of the Company obtaining the Shareholder Approval in accordance with Nasdaq Listing Rule 5636(d).

2.6       Upon request from the Investor, the Company shall call and hold a special meeting of its shareholders as soon possible following receipt of such request for the purposes of obtaining the consent of its shareholders to amend the Pre-Paid Advance Agreement to reduce the Floor Price to a price to be agreed upon with the Investor. In connection with such meeting, the Company shall solicit proxies from its shareholders in connection therewith and management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall file a preliminary proxy relating to such proposal as soon as possible following receipt of the aforementioned request from the Investor. Upon obtaining such shareholder approval, the Company shall promptly implement such reduction of the Floor Price.

3.       Counterparts and delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

4.       Governing law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Second Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

CANOO INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	Chief Executive Officer

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member